News For Immediate Release
El Paso Corporation Announces 2007 Financial and Operational Plan
HOUSTON, February 21, 2007—El Paso Corporation (NYSE:EP) announced today its financial and operational plan for 2007 in conjunction with its annual analyst meeting, which is being webcast today.
“El Paso’s momentum will continue in 2007 as we grow our businesses and reduce our debt,” said Doug Foshee, president and chief executive officer of El Paso Corporation. “With the closing of the sale of our ANR pipeline and related assets, we will restore our balance sheet and regain financial flexibility, while maintaining our earnings outlook.
“In 2007, we are making the largest commitment to pipeline growth capital in the history of our company as the result of the numerous infrastructure opportunities that we have developed. In addition, we have an aggressive drilling program this year, including an oil development project in Brazil that we expect to add significant new volumes beginning in late 2008.”
Financial Highlights
El Paso’s principal financial objectives for 2007 are:
•	Earnings per share from continuing operations of $0.82* to $0.98*

•	Cash flow from operations of $2.0 billion to $2.2 billion

•	$2.7-billion capital program
* Not including a gain on the sale of ANR pipeline and associated assets or expenses related to debt repurchase costs.
The 2007 objectives above assume commodity prices of $7.00 per million British thermal units (MMBtu) for natural gas (Henry Hub) and $56.00 per barrel for oil (WTI). Note that earnings from ANR and other related assets are reported in discontinued operations. The closing of the ANR transaction is expected imminently.

Business Plan Highlights
Pipeline Group
El Paso’s Pipeline Group remains North America’s premier natural gas pipeline franchise. No other company is better positioned to develop the infrastructure necessary to adapt the changing sources of supply with the shifting demand patterns within the United States and Mexico.
The Pipeline Group is coming off a very successful expansion program with $392 million of new projects being placed in service during 2006. In 2007, the Pipeline Group will spend $610 million of growth capital for an array of projects, including the WIC Kanda Lateral, SNG’s Cypress Pipeline, TGP’s Northeast ConneXion New England project, and CIG’s High Plains pipeline. In addition, $400 million of maintenance capital is planned, which includes roughly $80 million for the company’s pipeline integrity program.
El Paso expects this segment of its business to generate stable earnings and cash flow with a long-term average annual EBITDA growth rate of 4 to 6 percent.
Master Limited Partnership (MLP)
El Paso will pursue the formation of an MLP in 2007 to enhance the value and financial flexibility of its pipeline assets and provide a lower-cost source of capital for new projects.
Exploration and Production
El Paso Exploration & Production Company will continue a relatively low-risk domestic drilling program in 2007 with significant funding for its Camamu offshore exploration and development program in Brazil. Capital spending will total approximately $1.7 billion, comprised as follows:
•	$1.2 billion in domestic oil and gas capital

•	$255 million for the South Texas acquisition that closed in January

•	$215 million for international
El Paso has maintained a prospect inventory that will support approximately five years of drilling activity, based on current drilling levels. This inventory provides a risked resource potential of 3.3 trillion cubic feet equivalent (Tcfe), which includes 0.7 Tcfe of proved undeveloped reserves.

For capital allocation purposes, El Paso is investing capital assuming a constant $6.00 per MMBtu natural gas price (Henry Hub) and a $48.00 oil price (WTI). The company will drill approximately 650 gross wells, with 540 of those in the Onshore division, which is characterized by long-lived, repeatable programs.
El Paso expects its exploration and production operations to produce between 800 and 860 million cubic feet equivalent per day (MMcfe/d), including its proportionate share of production in Four Star Oil & Gas Company (Four Star). Production at Four Star is expected to be between 60 MMcfe/d to 65 MMcfe/d in 2007. At the midpoint, this total represents a 4-percent increase over 2006 production levels. Cash operating costs are expected to range between $1.68 and $2.00 per thousand cubic feet equivalent (Mcfe) with unit DD&A costs at $2.50 to $2.75 per Mcfe. As reported earlier, the company ended the year with approximately 2.637 trillion cubic feet equivalent (Tcfe) of reserves, including 222 billion cubic feet equivalent (Bcfe) related to its proportionate interests in Four Star.
Through price risk management activities, El Paso has established an average floor price of $7.69 per MMBtu on 223 Bcf and an average ceiling price of $11.48 per MMBtu on 133 Bcf of 2007 natural gas production. The floor volumes represent approximately 89 percent of the company’s estimated domestic natural gas production for the year, including Four Star, and provide solid support for El Paso’s 2007 plan.
In 2006, El Paso’s Marketing segment continued to reduce its earnings volatility through the expiration and divestiture of legacy trading positions. In 2007, significant demand charges related to capacity payments on the Alliance pipeline will roll off and the segment has substantially eliminated its commodity price exposure.
2006 Earnings
El Paso will report fourth quarter earnings and expects to file its Form 10-K on February 27, 2007. During today’s analyst meeting, the company will also review high-level earnings results for 2006. These results are unaudited and subject to change prior to the filing of the SEC Form 10-K. Earnings per share for the year and quarter are shown in the table below. Fourth quarter earnings from continuing operations include a $0.17 per share loss from the company’s divestiture of capacity on the Alliance Pipeline and a $0.01 per share gain from the mark-to-market of derivatives used to hedge the price risk of Exploration & Production’s production volumes.

	4th Quarter	Full Year
Continuing Operations	$(.03)	$.72
Discontinued Operations ANR (operating)	.06	.21
ANR (deferred tax)	(.27)	(.25)
Other	(.01)	(.04)

Net Income	$(.25)	$.64
For the year, El Paso had cash flow from continuing operations (not including ANR and related assets) of $1.8 billion and had capital expenditures of $2.2 billion. During the year, El Paso sold $1 billion of non-core assets. At year end, El Paso had $14.2 billion of net debt, excluding $741 million of ANR debt, which has been classified as discontinued operations. Further details are included in the charts used in today’s webcast.
Webcast
The company has scheduled a live webcast to begin at 8:00 a.m. Eastern Time today to review its 2007 operational and financial plan. A detailed agenda, presentation slides, and the audio webcast of the day’s meeting will be available through the company’s Web site at www.elpaso.com in the Investors section one hour before the presentations begin.
A replay of the webcast will be available online through the company’s Web site in the Investors section. If you have questions regarding access to the webcast, please contact Margie Fox at (713) 420-2903.
El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
The proved reserves attributable to our proportionate share of Four Star represent estimates prepared by El Paso and not those of Four Star.
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward—looking statements include statements regarding our plans for 2007 and our expected financial and operating results for 2007, as well as other statements regarding matters other than historical fact. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, changes in unaudited and/or unreviewed financial information; our ability to file our annual report on Form 10-K by March 1, 2007; our ability to implement and achieve our objectives in the 2007 plan as set forth in this release, including achieving our debt-reduction targets, earnings and cash flow targets; changes in reserve estimates based upon internal and third party reserve analyses; the effects of any changes in accounting rules and guidance; our ability to meet production volume targets in our Production segment; uncertainties and potential consequences associated with the outcome of governmental investigations, including, without limitation, those related to the reserve revisions and natural gas hedge transactions; outcome of litigation; our ability to comply with the covenants in our various financing documents; our ability to obtain necessary governmental approvals for proposed pipeline projects and our ability to successfully construct and operate such projects; the risks associated with recontracting of transportation commitments by our pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; the successful close of our financing transactions; our ability to successfully exit the energy trading business; our ability to close our announced asset sales on a timely basis; changes in commodity prices for oil, natural gas, and power; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this release, such as “risked resource potential” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. El Paso defines resource potential as subsurface volumes of oil and natural gas the company believes may be present and eventually recoverable. The company utilizes a net, geologic risk mean to represent this estimated ultimate recoverable amount.
U.S. Investors are urged to consider closely the disclosures regarding proved reserves in this release and the disclosures that will be contained in our Form 10-K for the year ended December 31, 2006, File No. 001-14365, available by writing; Investor Relations, El Paso Corporation, 1001 Louisiana St., Houston, TX 77002. You can also obtain this form from the SEC by calling 1-800-SEC-0330.
Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Media Relations
Richard Wheatley, Manager
Office: (713) 420-6828